Exhibit 10.40
FISCAL YEAR 2009
SUPPLEMENTAL BONUS AGREEMENT
     This Fiscal Year 2009 Supplemental Bonus Agreement (the “Agreement”) was approved by the Compensation Committee of the Board of Directors (the “Committee”) of Sysco Corporation (the "Company”), and agreed to by the Company and                                          (“Executive) effective June 27, 2008. This Agreement is for the Company’s fiscal year ending June 27, 2009 (the “Fiscal Year”).
     1. Implementation and Administration of Agreement. The Committee shall implement and administer the terms and conditions of this Agreement. All decisions made by the Committee pursuant to the provisions of this Agreement shall be made in the Committee’s sole discretion and shall be final and binding on all persons, including the Company and Executive.
     2. Evaluation of Performance. Within 90 days after the end of the Fiscal Year, the Committee shall complete an evaluation of Executive’s performance for such Fiscal Year, including but not limited to a review of the following performance areas: (a) implementation of the Company’s long-term strategy, (b) succession planning and (c) implementation of the Company’s planned information technology initiatives. Based upon this evaluation, Executive’s compensation for the Fiscal Year will be adjusted, in the Committee’s sole discretion, as follows:
     (a) Performance Exceeds Expectations. If Executive’s performance for the Fiscal Year “exceeds expectations,” Executive will be entitled to receive a bonus (the “Performance Bonus”) equal to (x) the Adjustment Factor multiplied by (y) the bonus earned by Executive for such Fiscal Year under the Sysco Corporation 2005 Management Incentive Plan, as it may be amended (the “MIP Bonus”). For purposes of this Section 2(a) and Section 2(c) below, the “Adjustment Factor” shall be a percentage of up to 25% selected by the Committee based upon the Committee’s determination of Executive’s performance for such Fiscal Year.
     (b) Performance Meets Expectations. If Executive’s performance for the Fiscal Year “meets expectations,” Executive shall not be entitled to receive a Performance Bonus as set forth in Section 2(a) above, nor shall Executive’s MIP Bonus be subject to reduction as set forth in Section 2(c) below.
     (c) Performance Below Expectations. If Executive’s performance for the Fiscal Year is “below expectations,” Executive’s MIP Bonus for such Fiscal Year shall be reduced by an amount equal to the Adjustment Factor times the Executive’s MIP Bonus (the “Forfeited Amount”).
Notwithstanding anything to the contrary contained herein, Executive shall not be entitled to a Performance Bonus under this Agreement unless Executive is otherwise eligible to receive a MIP Bonus for the Fiscal Year. Executive acknowledges and agrees that all determinations required pursuant to this Section 2 shall be made by the Committee in its sole and absolute discretion.
     3. Performance Bonus. If earned in accordance with Section 2(a) above, the Performance Bonus will be paid in cash as soon administratively feasible following the Company’s determination of Executive’s MIP Bonus amount; provided however, that the Performance Bonus must be paid before the later of (i) the date that is 2 1/2 months from the end of Executive’s first taxable year in which the Performance Bonus is no longer subject to a substantial risk of forfeiture or (ii) the date that is 2 1/2 months from the end of Company’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture, it being the intent of the parties that the compensation paid pursuant to this Agreement not in any way be subject to Section 409A of the Code (and this clause shall be interpreted in a manner that is consistent therewith). In addition, in no event will the Performance Bonus increase the amount of compensation earned by Executive under the Sysco Corporation 2005 Management Incentive Plan, as it may be amended, and the related agreement between Executive and the Company. Executive acknowledges and agrees that the Company’s obligations under this Agreement shall at all times be unfunded and no provision shall at any time be made with respect to segregating any assets of the Company or its subsidiaries for payment of any benefits under the Agreement.
     4. No Employment Arrangements Implied; Termination of Employment. The existence of this Agreement shall not be deemed to constitute a contract of employment between the Company and Participant, nor shall it constitute a right to remain in the employ of the Company. If Executive’s employment with the Company terminates for any reason prior to the end of the Fiscal Year, including, without limitation, as a result of death, disability or following a change of control of the Company: (a) Section 2(a) will be applied by treating the date Executive’s employment terminates as the end of the Fiscal Year for purposes of such Section if, under the terms of that certain Severance Agreement by and between Executive and Company (as amended through the date hereof, the “Severance Agreement”), Executive is entitled to receive a MIP Bonus for the Fiscal Year, (b) Section 2(a) will not apply for the Fiscal Year (i.e., Executive will not be eligible to receive a Performance Bonus under this Agreement) if, under the terms of the Severance Agreement, Executive is not entitled to receive a MIP Bonus for the Fiscal Year, (c) in no event will Section 2(c) apply to Executive (i.e., Executive’s MIP Bonus will not be subject to reduction regardless of whether his performance immediately prior to the date of his termination was “below expectations”).
     5. Waiver of Forfeited Amount. In consideration for the opportunity to earn the Performance Bonus, Executive hereby unconditionally waives his right to receive the Forfeited Amount.
     6. Withholding Taxes. The Company may withhold from all payments due to Executive hereunder all taxes that, by applicable federal, state, local or other law, the Company is required to withhold therefrom.
     7. Term of Agreement. This Agreement shall be effective only for this Fiscal Year (i.e., the fiscal year ending June 27, 2009).
     8. Successors; Binding Agreement.
     (a) This Agreement shall be binding on the Company, its successors (whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise) and assigns.
     (b) This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amounts remain to be payable to Executive hereunder had Executive continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive’s estate.
     9. Governing Law. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the state of Delaware without regard to the principle of conflicts of laws.

     10. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
     11. Severability. Provided the other provisions of this Agreement do not frustrate the purpose and intent of the law, in the event that any portion of this Agreement shall be determined to be invalid or unenforceable to any extent, the same shall to that extent be deemed severable from this Agreement and the invalidity or unenforceability thereof shall not affect the validity and enforceability of the remaining portion of this Agreement.
     12. Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise specifically provided herein, the rights of, and benefits payable to, Executive, Executive’s estate or Executive’s beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, Executive, Executive’s estate or Executive’s beneficiaries under any other employee benefit plan or compensation arrangement of the Company, except as herein specifically provided.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Executive has executed this Agreement as of the day and year first above written.

SYSCO CORPORATION	EXECUTIVE

By:
Name:

Title: